Exhibit F

Financial Statements and Report of
Independent Certified Public Accountants

Hoop Street Center 1 Corporation

December 31, 2020

Hoop Street Center 1 Corporation

Independent Auditor’s Report

Board of Directors and Stockholder

Hoop Street Center 1 Corporation

Report on the Financial Statements

We have audited the accompanying financial statements Hoop Street Center 1 Corporation (the “Company”) which comprise the balance sheet as of December 31, 2020 and the related statements of operations, cash flows and stockholder’s equity from September 21, 2020 (inception) through December 31, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hoop Street Center 1 Corporation as of December 31, 2020, and the results of its operations, cash flows and stockholder’s equity from September 21, 2020 (inception) through December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Tampa, Florida

January 26, 2021

ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES

also d/b/a McNAMARA and ASSOCIATES, PLLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO:  1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA:  2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

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Hoop Street Center I Corporation

Balance Sheet

December 31, 2020

ASSETS
Current Assets
Cash	$500
Total Current Assets	500

TOTAL ASSETS	$500

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Total Current Liabilities	$-

TOTAL LIABILITIES	-

Stockholder’s Equity
Preferred stock, no par, 1,000,000 authorized, 0 issued and outstanding as of December 31, 2020	-
Common stock, no par, 3,000,000 authorized, issued and outstanding as of December 31, 2020	-
Additional paid in capital	500
Retained earnings	-
TOTAL STOCKHOLDER’S EQUITY	500

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$500

The accompanying notes are an integral part of this financial statement.

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Hoop Street Center I Corporation

Statement of Operations

For the period from September 21, 2020 to December 31, 2020

REVENUE
Total revenue	$-

EXPENSES
Total operating expenses	-

LOSS FROM OPERATIONS	-

OTHER INCOME (EXPENSES)	-

NET LOSS	$-

The accompanying notes are an integral part of this financial statement.

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Hoop Street Center I Corporation

Statement of Cash Flows

For the period from September 21, 2020 to December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Net cash provided by operating activities	-

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from shareholder	500

Net cash provided by financing activities	500

NET INCREASE IN CASH	500

Cash at beginning of year	-
Cash at end of year	$500

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$-
Cash paid during year for income taxes	$-

The accompanying notes are an integral part of this financial statement.

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Hoop Street Center I Corporation

Statement of Stockholder’s Equity

For the period from September 21, 2020 to December 31, 2020

	Common	Preferred	Additional
	Stock $0 Par	Stock $0 Par	Paid	Retained
	Value	Value	In Capital	Earnings	Total

September 21, 2020	-	-	$-	$-	$-

Issuance of founders shares	3,000,000	-	-	-	-

Contribution from shareholder	-	-	500	-	500

Net income (loss)	-	-	-	-	-

December 31, 2020	3,000,000	-	$500	$-	$500

The accompanying notes are an integral part of this financial statement.

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Hoop Street Center 1 Corporation

Notes to Financial Statements

December 31, 2020

Note A – Nature of Business and Organization

Hoop Street Center 1 Corporation (“the Company”) is a wholly owned subsidiary of Hoop Street, LLC and was organized in September 2020 in the State of Arizona. Headquartered in Queen Creek, Arizona. The Company plans to create a place where families, friends, and colleagues can gather and enjoy the fun and excitement of basketball and, for those with high aspirations and train to reach the next level.

Note B – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company, with the consent of its stockholder has elected to be taxed under sections of federal and state income tax law, which provide that, in lieu of corporation income taxes, the stockholder separately accounts for its share of the Company’s items of income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements. The Company periodically assesses whether it has incurred income tax expense or related interest or penalties in accordance for uncertain income tax positions. No such amounts were recognized.

The Company adopted the income tax standard for uncertain tax positions. As a result of this implementation, the Company evaluated its tax positions and determined that it has no uncertain tax positions as of December 31, 2020. The Company’s 2020 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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Hoop Street Center 1 Corporation

Notes to Financial Statements

December 31, 2020

Note C – Stockholder’s Equity

Stockholder’s equity consists of two classes of shares, common stock and preferred stock. At December 31, 2020 the Company had 3,000,000 common shares with no par value issued, authorized and outstanding and the Company had 1,000,000 preferred shares with no par value with none issued, authorized and outstanding. Preference shares do not have a right to vote, no conversion, and preemptive rights.

At inception the Company granted 3,000,000 shares to its sole shareholder as founders shares for $0. During the period from inception to December 31, 2020 the Company received a $500 capital contribution from is Sole Shareholder.

Note D – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

COVID-19

Management has concluded that the COVID-19 outbreak in 2020 may have a significant impact on business in general, but the potential impact on the Company is not currently measurable. Due to the level of risk this virus has had on the global economy, it is at least reasonably possible that it could have an impact on the operations of the Company in the near term that could materially impact the Company’s financials. Management has not been able to measure the potential financial impact on the Company but will review commercial and federal financing options should the need arise.

Note E – Subsequent Events

Management has assessed subsequent events through January 26, 2021, the date on which the financial statements were available to be issued.

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